Exhibit 99

FOR IMMEDIATE RELEASE

3M Reports Fourth-Quarter and Full-Year 2015 Results

Fourth-Quarter Highlights:

•                  Sales of $7.3 billion; GAAP EPS of $1.66, includes restructuring charge of $0.14

•                  GAAP operating income margins of 20.5 percent; 22.1 percent excluding restructuring

•                  Free cash flow conversion of 182 percent

•                  Returned $1.8 billion to shareholders via dividends and gross share repurchases

Full-Year Highlights:

•                  Sales of $30.3 billion; GAAP EPS of $7.58, includes restructuring charge of $0.14

•                  GAAP operating income margins of 22.9 percent; 23.3 percent excluding restructuring

•                  Free cash flow conversion of 103 percent; return on invested capital of 22.5 percent

•                  Returned $7.8 billion to shareholders via dividends and gross share repurchases

ST. PAUL, Minn. – Jan. 26, 2016 – 3M (NYSE: MMM) today reported its fourth-quarter and full-year 2015 results.

“The fourth quarter capped off a year of disciplined execution from our global team with solid margin and cash flow performance,” said Inge G. Thulin, 3M’s chairman, president and chief executive officer. “Throughout 2015 we controlled the controllable, while investing in the business and also returning significant cash to shareholders.

“2015 was an important year as we prepared and positioned our company for long-term success,” Thulin continued. “We strengthened and focused our portfolio, made significant investments in the business to support growth, and made good progress in moving toward a more efficient business model through business transformation and our corporate restructuring. We are building an even stronger and more competitive company for 2016 and beyond.”

Fourth-quarter GAAP earnings were $1.66 per share, a decrease of 8.3 percent versus the fourth quarter of 2014. Sales declined 5.4 percent year-on-year to $7.3 billion. Organic local-currency sales declined 1.1 percent while acquisitions, net of divestitures, added 1.5 percent to sales. Foreign currency translation reduced sales by 5.8 percent year-on-year.

During the fourth quarter the company incurred a pre-tax charge of $114 million ($88 million after-tax), or $0.14 per share, related to the corporate restructuring it announced in October. The restructuring was primarily focused on structural overhead, largely in the U.S., along with slower-growing markets with particular emphasis on EMEA (Europe, Middle East and Africa) and Latin America. Excluding restructuring, fourth-quarter earnings were $1.80 per share, a decrease of 0.6 percent versus the prior year.

Operating income was $1.5 billion and operating income margins for the quarter were 20.5 percent, down 1.0 percentage point year-on-year. Excluding restructuring, operating income was $1.6 billion in the quarter and operating margins were 22.1 percent, up 0.6 percentage points year-on-year.

Fourth-quarter net income was $1.0 billion and the company converted 182 percent of net income to free cash flow.

3M paid $628 million in cash dividends to shareholders and repurchased $1.1 billion of its own shares during the quarter.

Organic local-currency sales growth was 4.5 percent in Health Care and 2.7 percent in Consumer with declines of 1.8 percent in Industrial, 2.5 percent in Safety and Graphics, and 7.7 percent in Electronics and Energy. On a geographic basis, organic local-currency sales growth was 1.1 percent in EMEA with declines of 0.4 percent in the U.S., 0.6 percent in Latin America/Canada and 2.7 percent in Asia Pacific.

Full-year 2015 GAAP earnings were $7.58 per share, an increase of 1.2 percent, or up 3.1 percent excluding the fourth-quarter restructuring. Sales decreased 4.9 percent to $30.3 billion with organic local-currency growth of 1.3 percent. Acquisitions, net of divestitures, increased sales 0.6 percent. Foreign currency translation reduced sales by 6.8 percent.

Full-year operating income margins were 22.9 percent, up 50 basis points versus 2014, or up 90 basis points excluding the fourth-quarter restructuring. 3M converted 103 percent of net income to free cash flow for the year and generated 22.5 percent return on invested capital.

For the full year, 3M paid $2.6 billion in cash dividends to shareholders and repurchased $5.2 billion of its own shares.

3M affirmed its 2016 full-year performance expectations. The company expects 2016 earnings to be in the range of $8.10 to $8.45 per share with organic local-currency sales growth of 1 to 3 percent. 3M also expects free cash flow conversion to be in the range of 95 to 105 percent.

Fourth-Quarter Business Group Discussion

Industrial

•                  Sales of $2.5 billion, down 6.3 percent in U.S. dollars. Organic local-currency sales declined 1.8 percent while foreign currency translation reduced sales by 6.2 percent and acquisitions increased sales 1.7 percent.

•                  On an organic local-currency basis:

•                  Sales growth in 3M purification and automotive OEM was offset by declines in industrial adhesives and tapes, abrasives, and advanced materials.

•                  Sales grew in EMEA, Latin America/Canada and Asia Pacific, but declined in the U.S.

•                  Operating income was $476 million, a decrease of 11.6 percent year-on-year; operating margin of 19.3 percent, or 21.0 percent excluding restructuring.

Safety and Graphics

•                  Sales of $1.3 billion, down 5.3 percent in U.S. dollars. Organic local-currency sales declined 2.5 percent while foreign currency translation reduced sales by 7.4 percent and acquisitions, net of divestitures, increased sales 4.6 percent.

•                  On an organic local-currency basis:

•                  Sales grew in roofing granules and commercial solutions; traffic safety and security was flat; personal safety declined.

•                  Sales declined in Asia Pacific, the U.S., EMEA and Latin America/Canada.

•                  Operating income was $282 million, a decrease of 1.1 percent year-on-year; operating margin of 21.8 percent, or 22.7 percent excluding restructuring.

Health Care

•                  Sales of $1.4 billion, down 0.8 percent in U.S. dollars. Organic local-currency sales increased 4.5 percent, acquisitions increased sales by 0.8 percent and foreign currency translation reduced sales by 6.1 percent.

•                  On an organic local-currency basis:

•                  Sales grew in health information systems, food safety, oral care, drug delivery systems, and critical and chronic care.

•                  Sales grew in all areas led by Asia Pacific, Latin America/Canada and EMEA.

•                  Operating income was $444 million, an increase of 2.7 percent year-on-year; operating margin of 32.1 percent, or 32.8 percent excluding restructuring.

Electronics and Energy

•                  Sales of $1.2 billion, down 11.7 percent in U.S. dollars. Organic local-currency sales declined 7.7 percent, divestitures reduced sales by 0.7 percent and foreign currency translation reduced sales by 3.3 percent.

•                  On an organic local-currency basis:

•                  Electronics-related sales declined 8 percent as electronics materials solutions and display materials and systems declined; energy-related sales declined 6 percent as renewable energy, telecom and electrical markets declined.

•                  Sales declined in the U.S., EMEA, Latin America/Canada and Asia Pacific.

•                  Operating income was $200 million, a decrease of 22.4 percent year-on-year; operating margin of 16.5 percent, or 17.5 percent excluding restructuring.

Consumer

•                  Sales of $1.1 billion, down 2.4 percent in U.S. dollars. Organic local-currency sales increased 2.7 percent and foreign currency translation reduced sales by 5.1 percent.

•                  On an organic local-currency basis:

•                  Sales grew in home improvement, stationery and office supplies, and home care; consumer health care declined.

•                  Sales grew in all areas led by the U.S., Asia Pacific and EMEA.

•                  Operating income was $254 million, up 0.5 percent year-on-year; operating margin of 23.1 percent, or 23.4 percent excluding restructuring.

3M will conduct an investor teleconference at 9:00 a.m. EST (8:00 a.m. CST) today. Investors can access this conference via the following:

•               Live webcast at http://investors.3M.com.

•               Live telephone:

Call 800-762-2596 within the U.S. or +1 212-231-2916 outside the U.S. Please join the call at least 10 minutes before the start time.

•               Webcast replay:

Go to 3M’s Investor Relations website at http://investors.3M.com and click on “Quarterly Earnings.”

•               Telephone replay:

Call 800-633-8284 within the U.S. or +1 402-977-9140 outside the U.S. (for both U.S. and outside the U.S., the access code is 21735070). The telephone replay will be available until 10:30 a.m. CST on Jan. 31, 2016.

Forward-Looking Statements

This news release contains forward-looking information about 3M’s financial results and estimates and business prospects that involve substantial risks and uncertainties. You can identify these statements by the use of words such as “anticipate,” “estimate,” “expect,” “aim,” “project,” “intend,” “plan,” “believe,” “will,” “should,” “could,” “target,” “forecast” and other words and terms of similar meaning in connection with any discussion of future operating or financial performance or business plans or prospects. Among the factors that could cause actual results to differ materially are the following: (1) worldwide economic and capital markets conditions and other factors beyond the Company’s control, including natural and other disasters affecting the operations of the Company or its customers and suppliers; (2) the Company’s credit ratings and its cost of capital; (3) competitive conditions and customer preferences; (4) foreign currency exchange rates and fluctuations in those rates; (5) the timing and market acceptance of new product offerings; (6) the availability and cost of purchased components, compounds, raw materials and energy (including oil and natural gas and their derivatives) due to shortages, increased demand or supply interruptions (including those caused by natural and other disasters and other events); (7) the impact of acquisitions, strategic alliances, divestitures, and other unusual events resulting from portfolio management actions and other evolving business strategies, and possible organizational restructuring; (8) generating fewer productivity improvements than estimated; (9) unanticipated problems or delays with the phased implementation of a global enterprise resource planning (ERP) system, or security breaches and other disruptions to the Company’s information technology infrastructure; and (10) legal proceedings, including significant developments that could occur in the legal and regulatory proceedings described in the Company’s Annual Report on Form 10-K for the year ended Dec. 31, 2014, and its subsequent quarterly reports on Form 10-Q (the “Reports”). Changes in such assumptions or factors could produce significantly different results. A further description of these factors is located in the Reports under “Cautionary Note Concerning Factors That May Affect Future Results” and “Risk Factors” in Part I, Items 1 and 1A (Annual Report) and in Part I, Item 2 and Part II, Item 1A (Quarterly Report). The information contained in this news release is as of the date indicated. The Company assumes no obligation to update any forward-looking statements contained in this news release as a result of new information or future events or developments.

3M Company and Subsidiaries

CONSOLIDATED STATEMENT OF INCOME

(Millions, except per-share amounts)

(Unaudited)

	Three months ended		Twelve months ended
	December 31,		December 31,
	2015	2014	2015	2014

Net sales	$7,298	$7,719	$30,274	$31,821

Operating expenses
Cost of sales	3,827	4,027	15,383	16,447
Selling, general and administrative expenses	1,538	1,594	6,182	6,469
Research, development and related expenses	433	436	1,763	1,770

Total operating expenses	5,798	6,057	23,328	24,686

Operating income	1,500	1,662	6,946	7,135

Interest expense and income
Interest expense	45	32	149	142
Interest income	(8)	(8)	(26)	(33)

Total interest expense — net	37	24	123	109

Income before income taxes	1,463	1,638	6,823	7,026

Provision for income taxes	424	459	1,982	2,028

Net income including noncontrolling interest	$1,039	$1,179	$4,841	$4,998

Less: Net income attributable to noncontrolling interest	1	—	8	42

Net income attributable to 3M	$1,038	$1,179	$4,833	$4,956

Weighted average 3M common shares outstanding – basic	614.5	637.9	625.6	649.2
Earnings per share attributable to 3M common shareholders – basic	$1.69	$1.85	$7.72	$7.63

Weighted average 3M common shares outstanding — diluted	625.4	650.9	637.2	662.0
Earnings per share attributable to 3M common shareholders – diluted	$1.66	$1.81	$7.58	$7.49

Cash dividends paid per 3M common share	$1.025	$0.855	$4.10	$3.42

The reported amounts shown above for the three-months and 12-months ended Dec. 31, 2015, include a pre-tax restructuring charge of $114 million ($88 million after-tax), or $0.14 per diluted share.

3M Company and Subsidiaries

CONDENSED CONSOLIDATED BALANCE SHEET

(Dollars in millions)

(Unaudited)

	December 31,	December 31,
	2015	2014
ASSETS
Current assets
Cash and cash equivalents	$1,798	$1,897
Marketable securities — current (a)	118	1,439
Accounts receivable — net	4,154	4,238
Inventories	3,518	3,706
Other current assets (a)	1,398	1,023
Total current assets	10,986	12,303
Marketable securities — non-current (a)	9	15
Investments	117	102
Property, plant and equipment — net	8,515	8,489
Goodwill and intangible assets — net (b)	11,850	8,485
Prepaid pension benefits	188	46
Other assets (a)	1,053	1,769
Total assets	$32,718	$31,209

LIABILITIES AND EQUITY
Current liabilities
Short-term borrowings and current portion of long-term debt	$2,044	$106
Accounts payable	1,694	1,807
Accrued payroll	644	732
Accrued income taxes	332	435
Other current liabilities (a)(c)	2,404	2,884
Total current liabilities	7,118	5,964
Long-term debt (a)	8,753	6,705
Pension and postretirement benefits	3,520	3,843
Other liabilities	1,580	1,555
Total liabilities	$20,971	$18,067

Total equity (c)	$11,747	$13,142
Shares outstanding
December 31, 2015: 609,330,124 shares
December 31, 2014: 635,134,594 shares
Total liabilities and equity	$32,718	$31,209

(a)                                 In 2015, 3M updated its methodology related to how it classifies marketable securities between current and non-current. 3M also adopted two new accounting pronouncements that impacted the classification of deferred tax assets and deferred tax liabilities between current and non-current, along with how 3M accounts for issuance costs related to long-term debt. All periods presented have been updated to reflect these changes.

(b)                                 In August 2015, 3M completed the acquisitions of Capital Safety and Polypore’s Separations Media business. In March 2015, 3M completed the acquisition of Ivera Medical Corp. The combination of these acquisitions increased goodwill and intangible assets — net by approximately $4.0 billion at Dec. 31, 2015.

(c)                                  In December 2014, 3M’s board of directors declared a first-quarter 2015 dividend of $1.025 per share (paid in March 2015). This reduced 3M’s stockholders equity and increased other current liabilities as of Dec. 31, 2014, by approximately $0.6 billion.

3M Company and Subsidiaries

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS

(Dollars in millions)

(Unaudited)

	Twelve months ended
	December 31,
	2015	2014
NET CASH PROVIDED BY OPERATING ACTIVITIES	$6,420	$6,626

Cash flows from investing activities:
Purchases of property, plant and equipment	(1,461)	(1,493)
Acquisitions, net of cash acquired	(2,914)	(94)
Purchases and proceeds from sale or maturities of marketable securities and investments — net	1,300	754
Other investing activities	258	237

NET CASH USED IN INVESTING ACTIVITIES	(2,817)	(596)

Cash flows from financing activities:
Change in debt	3,482	1,010
Purchases of treasury stock	(5,238)	(5,652)
Proceeds from issuances of treasury stock pursuant to stock option and benefit plans	635	968
Dividends paid to shareholders	(2,561)	(2,216)
Purchase of noncontrolling interest (d)	—	(861)
Other financing activities	34	148

NET CASH USED IN FINANCING ACTIVITIES	(3,648)	(6,603)

Effect of exchange rate changes on cash and cash equivalents	(54)	(111)

Net increase (decrease) in cash and cash equivalents	(99)	(684)
Cash and cash equivalents at beginning of year	1,897	2,581

Cash and cash equivalents at end of period	$1,798	$1,897

(d)                                 This is primarily related to the purchase of the remaining noncontrolling interest of Sumitomo 3M Limited from Sumitomo Electric Industries, Ltd. for 90 billion Japanese Yen. The transaction closed on Sept. 1, 2014, for approximately $865 million at closing date exchange rates. Approximately $694 million was recorded as a financing activity in the statement of cash flows while the remainder was recorded as a current liability (paid in October 2014).

3M Company and Subsidiaries

SUPPLEMENTAL FINANCIAL INFORMATION

NON-GAAP MEASURES

(Dollars in millions)

(Unaudited)

	Three months ended		Twelve months ended
	December 31,		December 31,
Free Cash Flow	2015	2014	2015	2014

Net cash provided by operating activities	$2,338	$2,183	$6,420	$6,626
Purchases of property, plant and equipment	(446)	(490)	(1,461)	(1,493)

Free Cash Flow (e)	$1,892	$1,693	$4,959	$5,133

Free Cash Flow Conversion (e)	182%	144%	103%	104%

(e)                                  Free cash flow and free cash flow conversion are not defined under U.S. generally accepted accounting principles (GAAP). Therefore, they should not be considered a substitute for income or cash flow data prepared in accordance with U.S. GAAP and may not be comparable to similarly titled measures used by other companies. The Company defines free cash flow as net cash provided by operating activities less purchases of property, plant and equipment. It should not be inferred that the entire free cash flow amount is available for discretionary expenditures. The Company defines free cash flow conversion as free cash flow divided by net income attributable to 3M. The Company believes free cash flow and free cash flow conversion are useful measures of performance and uses these measures as an indication of the strength of the company and its ability to generate cash.

	December 31,
Net Debt	2015	2014

Total Debt	$10,797	$6,811
Less: Cash and Cash Equivalents and Marketable Securities	1,925	3,351

Net Debt (f)	$8,872	$3,460

(f)                                   The Company defines net debt as total debt less the total of cash, cash equivalents and current and long-term marketable securities. 3M considers net debt and its components to be an important indicator of liquidity and a guiding measure of capital structure strategy. Net debt is not defined under U.S. GAAP and may not be computed the same as similarly titled measures used by other companies.

	December 31,
Working Capital Index	2015	2014

Net Working Capital Turns (g)	4.9	5.0

(g)                                  The Company uses various working capital measures that place emphasis and focus on certain working capital assets and liabilities. 3M’s net working capital index is defined as quarterly net sales multiplied by four, divided by ending net accounts receivable plus inventory less accounts payable. This measure is not recognized under U.S. GAAP and may not be comparable to similarly titled measures used by other companies.

	Twelve months ended
	December 31,
Return on Invested Capital	2015	2014

Return on Invested Capital (h)	22.5%	22.0%

(h)                                 The Company uses non-GAAP measures to focus on shareholder value creation. 3M uses Return on Invested Capital (ROIC), defined as annualized after-tax operating income (including interest income) divided by average operating capital. Operating capital is defined as net assets (total assets less total liabilities) excluding debt. This measure is not recognized under U.S. GAAP and may not be comparable to similarly titled measures used by other companies.

3M Company and Subsidiaries

SALES CHANGE ANALYSIS

(Unaudited)

	Three months ended December 31, 2015
			Europe,
			Middle	Latin
Sales Change Analysis	United	Asia-	East and	America/	World-
By Geographic Area	States	Pacific	Africa	Canada	Wide

Volume — organic	(1.0)%	(2.5)%	(0.8)%	(6.0)%	(2.3)%
Price	0.6	(0.2)	1.9	5.4	1.2
Organic local-currency sales	(0.4)	(2.7)	1.1	(0.6)	(1.1)
Acquisitions	2.4	0.9	2.1	1.8	1.9
Divestitures	(0.7)	(0.2)	(0.3)	(0.5)	(0.4)
Translation	—	(4.2)	(11.7)	(18.6)	(5.8)
Total sales change	1.3%	(6.2)%	(8.8)%	(17.9)%	(5.4)%

	Three months ended December 31, 2015
	Organic
Worldwide	local-				Total
Sales Change Analysis	currency				sales
By Business Segment	sales	Acquisitions	Divestitures	Translation	change

Industrial	(1.8)%	1.7%	—%	(6.2)%	(6.3)%
Safety and Graphics	(2.5)%	6.4%	(1.8)%	(7.4)%	(5.3)%
Health Care	4.5%	0.8%	—%	(6.1)%	(0.8)%
Electronics and Energy	(7.7)%	—%	(0.7)%	(3.3)%	(11.7)%
Consumer	2.7%	—%	—%	(5.1)%	(2.4)%

	Twelve months ended December 31, 2015
			Europe,
			Middle	Latin
Sales Change Analysis	United	Asia-	East and	America/	World-
By Geographic Area	States	Pacific	Africa	Canada	Wide

Volume — organic	1.7%	0.9%	(1.0)%	(3.1)%	0.2%
Price	0.4	—	1.8	4.6	1.1
Organic local-currency sales	2.1	0.9	0.8	1.5	1.3
Acquisitions	1.2	0.4	0.7	0.7	0.8
Divestitures	(0.4)	(0.1)	(0.1)	(0.2)	(0.2)
Translation	—	(5.2)	(14.9)	(16.9)	(6.8)
Total sales change	2.9%	(4.0)%	(13.5)%	(14.9)%	(4.9)%

	Twelve months ended December 31, 2015
	Organic
Worldwide	local-				Total
Sales Change Analysis	currency				sales
By Business Segment	sales	Acquisitions	Divestitures	Translation	change

Industrial	0.7%	0.6%	—%	(7.3)%	(6.0)%
Safety and Graphics	2.4%	2.6%	(0.4)%	(8.4)%	(3.8)%
Health Care	3.7%	0.8%	—%	(7.2)%	(2.7)%
Electronics and Energy	(1.9)%	—%	(0.8)%	(4.1)%	(6.8)%
Consumer	3.4%	—%	—%	(5.6)%	(2.2)%

3M Company and Subsidiaries

BUSINESS SEGMENTS

(Dollars in millions)

(Unaudited)

BUSINESS SEGMENT INFORMATION	Three months ended		Twelve months ended
NET SALES	December 31,		December 31,
(Millions)	2015	2014	2015	2014

Industrial	$2,461	$2,627	$10,328	$10,990
Safety and Graphics	1,294	1,367	5,515	5,732
Health Care	1,381	1,392	5,420	5,572
Electronics and Energy	1,210	1,371	5,220	5,604
Consumer	1,101	1,128	4,422	4,523
Corporate and Unallocated	1	(1)	1	4
Elimination of Dual Credit	(150)	(165)	(632)	(604)

Total Company	$7,298	$7,719	$30,274	$31,821

BUSINESS SEGMENT INFORMATION	Three months ended		Twelve months ended
OPERATING INCOME	December 31,		December 31,
(Millions)	2015	2014	2015	2014

Industrial	$476	$538	$2,263	$2,389
Safety and Graphics	282	285	1,305	1,296
Health Care	444	431	1,724	1,724
Electronics and Energy	200	257	1,102	1,115
Consumer	254	254	1,046	995
Corporate and Unallocated	(123)	(67)	(355)	(251)
Elimination of Dual Credit	(33)	(36)	(139)	(133)

Total Company	$1,500	$1,662	$6,946	$7,135

The reported operating income amounts shown above for the three-months and 12-months ended Dec. 31, 2015, include a pre-tax restructuring charge of $114 million, which impacted business segments as follows: Industrial ($42 million), Safety and Graphics ($11 million), Health Care ($9 million), Electronics and Energy ($12 million), Consumer ($3 million), and Corporate and Unallocated ($37 million).

About 3M

At 3M, we apply science in collaborative ways to improve lives daily. With $30 billion in sales, our 90,000 employees connect with customers all around the world.

Investor Contacts:	Bruce Jermeland	Media Contact:	Lori Anderson
	3M		3M
	(651) 733-1807		(651) 733-0831

Mike Kronebusch
3M
(651) 733-1141

From:

3M Public Relations and Corporate Communications

3M Center, Building 225-1S-15

St. Paul, MN 55144-1000